Exhibit 21.1

Subsidiaries of the Registrant*

Jurisdiction
Cree Microwave, LLC	North Carolina
Cree Employee Services Corporation	North Carolina
CI Holdings, Limited	North Carolina
Cree Japan, Inc**.	North Carolina
Cree Asia-Pacific, Inc.	North Carolina
Cree Asia-Pacific Limited	Hong Kong
Cree International GmbH	Switzerland
Cree Europe GmbH	Germany
Echo Acquisition Corporation***	Delaware

*	As of June 25, 2006
**	Merged into Cree, Inc. effective June 25, 2006
***	Merged into INTRINSIC Semiconductor Corporation (now Cree Dulles, Inc.) effective July 10, 2006